Filed Pursuant to Rule 433
Registration No. 333-236595
March 2, 2022
PRICING TERM SHEET
(To Preliminary Prospectus Supplement dated March 2, 2022)

Issuer:	Alabama Power Company
Security:	Series 2022A 3.05% Senior Notes due March 15, 2032
Expected Ratings:*	A1(Stable)/A-(Stable)/A+(Negative) (Moody’s/Standard & Poor’s/Fitch)
Principal Amount:	$700,000,000
Initial Public Offering Price:	99.931%
Maturity Date:	March 15, 2032
Benchmark Treasury:	1.875% due February 15, 2032
Benchmark Treasury Yield:	1.858%
Spread to Treasury:	+120 basis points
Re-offer Yield:	3.058%
Optional Redemption:
Make-Whole Call:	Prior to December 15, 2031 at T+20 basis points
Par Call:	On or after December 15, 2031 at 100%
Coupon:	3.05%
Interest Payment Dates:	March 15 and September 15 of each year, beginning September 15, 2022
Format:	SEC Registered
Denominations:	$2,000 and integral multiples of $1,000 in excess thereof
CUSIP/ISIN:	010392 FX1/US010392FX19
Trade Date:	March 2, 2022
Expected Settlement Date:	March 7, 2022 (T+3)
Joint Book-Running Managers:	MUFG Securities Americas Inc. RBC Capital Markets, LLC U.S. Bancorp Investments, Inc.
Co-Managers:
Regions Securities LLC
BBVA Securities Inc.
FHN Financial Securities Corp.
TD Securities (USA) LLC
Academy Securities, Inc.
Cabrera Capital Markets LLC
CastleOak Securities, L.P.
Samuel A. Ramirez & Company, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Alabama Power Company collect at 1-205-257-2714, MUFG Securities Americas Inc. toll free at 1-877-649-6848, RBC Capital Markets, LLC toll-free at 1-866-375-6829 or U.S. Bancorp Investments, Inc. toll free at 1-877-558-2607.